Exhibit 99.1

GOLDFIELD ANNOUNCES STRONGLY IMPROVED THIRD QUARTER RESULTS

MELBOURNE, Florida, November 13, 2012 - The Goldfield Corporation (NYSE MKT: GV) today announced strongly improved results for the three and nine months ended September 30, 2012, driven by dramatic growth in our electrical construction business. The Goldfield Corporation, headquartered in Florida, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States. Goldfield is also engaged, to a much lesser extent, in real estate development activities on the east coast of Florida.

Nine Months Ended September 30, 2012

Revenue for the nine months ended September 30, 2012 more than doubled, increasing 161.2 % to $55.9 million from $21.4 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue. Because of improved results in the electrical construction segment, the Company’s operating income for the nine months ended September 30, 2012 dramatically increased by $11.4 million to $10.7 million from an operating loss of $677,000 in the same period in 2011.

Income from continuing operations before tax for the nine months ended September 30, 2012, significantly increased to $10.5 million from a loss of $753,000 for the same period in 2011, as a result of our improvements in revenue and operating income from the electrical construction segment.

Net income for the nine months ended September 30, 2012 increased to $7.7 million, or $0.30 per share, from a net loss of $774,000, or $(0.03) loss per share, in the comparable prior year period.

For the nine months ended September 30, 2012, the electrical construction segment’s operating results showed substantial improvement with revenue increasing from $20.3 million to $54.7 million, and operating income increasing from $894,000 to $12.7 million. Growth in this segment reflects a broad-based improvement across all areas of our electrical construction business, with particularly strong growth in Texas.

With no significant real estate projects under construction, results for the real estate segment remain relatively constant. For the nine months ended September 30, 2012, the real estate segment had revenue of $1.2 million and operating income of $114,000, compared to revenue of $1.1 million and operating income of $92,000, respectively, for the like period in 2011.

Three Months Ended September 30, 2012

Revenue for the three months ended September 30, 2012, increased by $14.7 million to $19.7 million from $5.0 million in the comparable prior year period. The Company’s operating income for the three months ended September 30, 2012 jumped to $4.0 million, compared to an operating loss of $755,000 for the same period in 2011.

Income from continuing operations before tax for the three months ended September 30, 2012, increased to $3.9 million from a loss of $803,000 in the same three month period in 2011, also as a result of the improvement in our electrical construction segment.

Net income for the three months ended September 30, 2012 was $2.6 million, or $0.10 per share, compared to a net loss of $795,000, or $(0.03) loss per share, in the comparable prior year period.

For the three months ended September 30, 2012, the electrical construction segment’s operating results improved significantly with revenue increasing to $19.1 million from $4.7 million and operating income increasing to $4.6 million, from an operating loss of $231,000. The increase in revenue was also largely attributable to an increase in demand for our electrical construction services, particularly our transmission work, for the current three-month period, when compared to the same period in 2011.

For the three-month periods ended September 30, 2012 and 2011, the results of the real estate segment were not significant.

John H. Sottile, Goldfield’s President and Chief Executive Officer stated, “We are pleased with the continued growth of our electrical construction business. With our electrical construction backlog at September 30th reaching $53.6 million (compared to $7.0 million at this time last year), the prospects for this business remain highly positive. About $24.4 million of the current backlog is expected to be completed in the fourth quarter of this year.”

Mr. Sottile further said, “The dramatic increase in revenue from transmission line construction has been accompanied by a marked improvement in operating margins. A major portion of our current backlog is represented by a large transmission line project in Texas scheduled for completion in August 2013. With the strong team we have assembled, we believe we are well positioned to take advantage of future opportunities to build on our record growth.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved, to a much lesser extent, in real estate development activities on Florida’s east coast.

For additional information on our third quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials, and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
Electrical construction	$19,127,906	$4,708,188	$54,712,899	$20,323,263
Real estate development	550,510	307,175	1,189,810	1,082,947

Total revenue	19,678,416	5,015,363	55,902,709	21,406,210

Costs and expenses
Electrical construction	13,474,473	4,329,817	39,385,078	17,125,358
Real estate development	381,956	288,446	780,479	719,335
Selling, general and administrative	858,009	544,193	2,622,729	2,098,402
Depreciation	953,604	608,483	2,573,045	2,133,515
Loss (gain) on sale of property and equipment	42,757	(221)	(154,502)	6,221

Total costs and expenses	15,710,799	5,770,718	45,206,829	22,082,831

Total operating income (loss)	3,967,617	(755,355)	10,695,880	(676,621)

Other (expense) income, net
Interest income	5,974	6,552	17,300	19,238
Interest expense	(106,513)	(56,304)	(207,515)	(123,377)
Other income, net	605	2,467	21,157	27,712

Total other expense, net	(99,934)	(47,285)	(169,058)	(76,427)

Income (loss) from continuing operations before income taxes	3,867,683	(802,640)	10,526,822	(753,048)
Income tax provision	1,253,117	(8,057)	2,821,728	21,836

Income (loss) from continuing operations	2,614,566	(794,583)	7,705,094	(774,884)
Gain from discontinued operations, net of tax provision of $0 in 2012 and 2011	—	—	—	992

Net income (loss)	$2,614,566	$(794,583)	$7,705,094	$(773,892)

Income (loss) per share of common stock - basic and diluted
Continuing operations	$0.10	$(0.03)	$0.30	$(0.03)
Discontinued operations	0.00	0.00	0.00	0.00

Net income (loss)	$0.10	$(0.03)	$0.30	$(0.03)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$8,875,581	$3,319,824
Accounts receivable and accrued billings, net	8,835,427	8,991,109
Real estate inventory	—	346,829
Costs and estimated earnings in excess of billings on uncompleted contracts	5,574,909	946,525
Deferred income taxes	1,264,892	—
Residential properties under construction	246,242	222,818
Prepaid expenses	1,422,301	399,458
Other current assets	348,602	188,033

Total current assets	26,567,954	14,414,596
Property, buildings and equipment, at cost, net	24,063,615	10,481,705
Notes receivable, less current portion	163,420	196,632
Deferred charges and other assets	3,238,272	1,518,004

Total assets	$54,033,261	$26,610,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,513,218	$3,639,919
Current portion of notes payable	3,876,907	1,791,429
Income taxes payable	211,619	—
Other current liabilities	169,492	934,714

Total current liabilities	12,771,236	6,366,062
Deferred income taxes	3,566,908	—
Other accrued liabilities	8,776	1,595
Notes payable, less current portion	14,649,047	4,911,080

Total liabilities	30,995,967	11,278,737

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings (accumulated deficit)	3,082,421	(4,622,673)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	23,037,294	15,332,200

Total liabilities and stockholders’ equity	$54,033,261	$26,610,937